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                      GENERAL BUSINESS SECURITY AGREEMENT

                             1.  SECURITY INTEREST


Dated October 15, 1998

     The undersigned ("Debtor", whether one or more) grants The Ziegler Companies, Inc. ("Lender") a security interest in all equipment, fixtures, inventory (including all goods held for sale, lease or demonstration or to be furnished under contracts of service, goods leased to others, trade-ins and repossessions, raw materials, work in process and materials or supplies used or consumed in Debtor's business), documents relating to inventory, general intangibles, accounts, contract rights, chattel paper and instruments, now owned or hereafter acquired by Debtor and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, all returned or repossessed goods the sale of which gave rise to, and all proceeds and products of the foregoing ("Collateral"), wherever located, to secure all debts, obligations and liabilities of any Debtor to Lender arising out of credit previously granted, credit contemporaneously granted and credit granted in the future by Lender to any Debtor, to any Debtor and another, or to another guaranteed or indorsed by any Debtor ("Obligations").


                            2.  DEBTOR'S WARRANTIES

     Debtor warrants that while any of the Obligations are unpaid:

     (a) Ownership. Debtor owns the Collateral free of all encumbrances and security interests (except Lender's security interest)*. Chattel paper constituting Collateral evidences a perfected security interest in the goods covered by it, free from all other encumbrances and security interests, and no financing statement (other than Lender's)** is on file covering the Collateral or any of it. Debtor, acting alone, may grant a security interest in the Collateral.

     (b) Sale of goods or services rendered. Each account and chattel paper constituting Collateral as of this date arose from the performance of services by Debtor or from a bona fide sale or lease of goods, which have been delivered or shipped to the account debtor and for which Debtor has genuine invoices, shipping documents or receipts.

     (c) Enforceability. Each account, contract right and chattel paper constituting Collateral as of this date is genuine and enforceable against the account debtor according to its


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terms. It and the transaction out of which it arose comply with all applicable laws and regulations. The amount represented by Debtor to Lender as owing by each account debtor is the amount actually owing and is not subject to setoff, credit, allowance or adjustment, except discount for prompt payment, nor has any account debtor returned the goods or disputed his liability.

     (d) Due date. There has been no default as of this date according to the terms of any Collateral and no step has been taken to foreclose the security interest it evidences or otherwise enforce its payment.

     (e) Financial condition of account debtor. As of this date Debtor has no notice or knowledge of anything which might impair the credit standing of any account debtor.

     (f) Valid organization. If a corporation, limited liability company or partnership, Debtor is duly organized, validly existing and in good standing under the laws of the state of organization and is authorized to do business in Wisconsin.

     (g) Other agreements. Debtor is not in default under any agreement for the payment of money.

     (h) Authority to contract. The execution and delivery of this Agreement and any instruments evidencing Obligations will not violate or constitute a breach of Debtor's articles of incorporation or organization, by-laws, partnership agreement, operating agreement or any other agreement or restriction to which Debtor is a party or is subject.

     (i) Accuracy of information. All information, certificates or statements given to Lender pursuant to this Agreement shall be true and complete when given.

     (j) Addresses. The address of the Debtor's residence, or if a corporation, limited liability company or partnership, the address of Debtor's place of business, or if Debtor has more than one place of business, then the address of Debtor's chief executive office, is shown opposite Debtor's signature. The address where the Collateral will be kept, if different from that appearing opposite Debtor's signature, is . Such locations shall not be changed without prior written consent of Lender, but the parties intend that the Collateral, wherever located, is covered by this Agreement.

     (k) Change of name or address. Debtor shall immediately advise Lender in writing of any change in name or address.

     (l) Environmental laws. (i) No substance has been, is or will be present, used, stored, deposited, treated, recycled or disposed of on, under, in or about any real estate now or at any time owned or occupied by Debtor ("Property") during the period of Debtor's ownership or use of the Property in a form, quantity


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or manner which if known to be present on, under, in or about the Property would require clean-up, removal or some other remedial action ("Hazardous Substance") under any federal, state or local laws, regulations, ordinances, codes or rules ("Environmental Laws"), (ii) Debtor has no knowledge, after due inquiry, of any prior use or existence of any Hazardous Substance on the Property by any prior owner of or person using the Property, (iii) without limiting the generality of the foregoing, Debtor has no knowledge, after due inquiry, that the Property contains asbestos, polychlorinated biphenyl components (PCBs) or underground storage tanks, (iv) there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Debtor to an damages, penalties, injunctive relief or clean-up costs in any governmental or regulatory action or third-party claim relating to any Hazardous Substance, (v) Debtor is not subject to any court or administrative proceeding, judgment, decree, order or citation relating to any such substance, and (vi) Debtor in the past has been, at the present is, and in the future will remain in compliance with all Environmental Laws. Debtor shall indemnify and hold harmless Lender, its directors, officers, employees and agents from all loss, cost (including reasonable attorneys' fees and legal expenses), liability and damage whatsoever directly or indirectly resulting from, arising out of, or based upon (1) the presence, use, storage, deposit, treatment, recycling or disposal, at any time, of any Hazardous Substance on, under, in or about the Property, or the transportation of any such substance to or from the Property, (2) the violation or alleged violation of any Environmental Law, permit, judgment or license relating to the presence, use, storage, deposit, treatment, recycling or disposal of any Hazardous Substance on, under, in or about the Property, or the transportation of any Hazardous Substance to or from Property, or (3) the imposition of any governmental lien for the recovery of environmental clean-up costs expended under any Environmental Law. Debtor shall immediately notify Lender in writing of any governmental or regulatory action or third-party claim instituted or threatened in connection with any Hazardous Substance described above on, in, under or about the Property.

     (m) Fixtures. If any of the Collateral is affixed to real estate, the legal description of the real estate set forth in each UCC Financing Statement signed by Debtor is true and correct.


                                 3.  SHIPPERS

     Shippers authorized to draw drafts on Lender under section


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7(c) are: NA


                    4.  PERSONS BOUND AND OTHER PROVISIONS

     The obligations hereunder of all Debtors are joint and several. This Agreement benefits Lender, its successors and assigns, and binds Debtor(s) and their respective heirs, personal representatives, successors and assigns. THIS AGREEMENT INCLUDES ADDITIONAL PROVISIONS ON REVERSE SIDE.

* and the security interest of
Dundee Bancorp Inc. against the
Collateral

** and the financing statements
of Dundee Bancorp Inc.


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                             ADDITIONAL PROVISIONS

                           5.  SALE AND COLLECTIONS

     (a) Sale of inventory. So long as no default exists under any of the Obligations of this Agreement, Debtor may (a) sell inventory in the ordinary course of Debtor's business for cash or on terms customary in the trade, at prices not less than any minimum sale price shown on instruments evidencing Obligations and describing inventory, or (b) lease inventory on terms customary in the trade.

     (b) Verification and notification. Lender may verify Collateral in any manner, and Debtor shall assist Lender in so doing. Upon default Lender may at any time and Debtor shall, upon request of Lender, notify the account debtors to make payment directly to Lender and Lender may enforce collection of, settle, compromise, extend or renew the indebtedness of such account debtors. Until account debtors are so notified, Debtor as agent of Lender, shall make collections on the Collateral. Lender may at any time notify the bailee of any Collateral of Lender's security interest.

     (c) Deposit with Lender. At any time Lender may require that all proceeds of Collateral received by Debtor shall be held by Debtor upon an express trust for Lender, shall not be commingled with any other funds or property of Debtor and shall be turned over to Lender in precisely the form received (but endorsed by Debtor if necessary for collection) not later than the business day following the day of their receipt. All proceeds of Collateral received by Lender directly or from Debtor shall be applied against the Obligations in such order and at such times as Lender shall determine.


                            6.  DEBTOR'S COVENANTS

     (a) Maintenance of Collateral. Debtor shall: maintain the Collateral in good condition and repair and not permit its value to be impaired; keep it free from all liens, encumbrances and security interests (other than Lender's security interest); defend it against all claims and legal proceedings by persons other than Lender; pay and discharge when due all taxes, license fees, levies and other charges upon it; not sell, lease or otherwise dispose of it or permit it to become a fixture or an accession to other goods, except for sales or leases of inventory as provided in this Agreement, not permit it to be used in violation of any applicable law, regulation or policy of insurance; and, as to Collateral consisting of instruments and chattel paper, preserve rights in it against prior parties. Loss of or damage to the Collateral shall not release Debtor from any


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of the Obligations.

     (b) Insurance. Debtor shall keep the Collateral and Lender's interest in it insured under policies with such provisions, for such amounts and by such insurers as shall be satisfactory to Lender from time to time, and shall furnish evidence of such insurance satisfactory to Lender. Subject to Lender's satisfaction, Debtor is free to select the insurance agent or insurer through which the insurance is obtained. Debtor assigns (and directs any insurer to pay) to Lender the proceeds of all such insurance and any premium refund, and authorizes Lender to indorse in the name of Debtor any instruments for such proceeds or refunds and, at the option of Lender, to apply such proceeds and refunds to any unpaid balance of the Obligations, whether or not due, and/or to restoration of the Collateral, returning any excess to Debtor. Lender is authorized, in the name of Debtor or otherwise, to make, adjust and/or settle claims under any credit insurance financed by Lender or any insurance on the Collateral, or cancel the same after the occurrence of an event of default.

     (c) Maintenance of security interest. Debtor shall pay all expenses and upon request, take any action reasonably deemed advisable by Lender to preserve the Collateral or to establish, determine priority of, perfect, continue perfected, terminate and/or enforce Lender's interest in it or rights under this Agreement.

     (d) Taxes and other charges. Pay and discharge all lawful taxes, assessments and government charges upon Debtor or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments and charges are contested in good faith and by appropriate proceedings by Debtor.

     (e) Records and statements. Debtor shall furnish to Lender financial statements at least annually and such other financial information respecting Debtor at such times and in such form as Lender may request. Debtor shall keep accurate and complete records respecting the Collateral in such form as Lender may approve. At such times as Lender may require, Debtor shall furnish to Lender a statement certified by Debtor and in such form and containing such information as may be prescribed by Lender, showing the current status and value of the Collateral.

     (f) Inspection of Collateral. At reasonable times Lender may examine the Collateral and Debtor's records pertaining to it, wherever located, and make copies of records. Debtor shall assist Lender in so doing.

     (g)  Service charge.  In addition to the required payments


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under the Obligations and this Agreement, Debtor shall pay Lender's then current service charges for servicing and auditing in connection with this Agreement.

     (h) Chattel paper. Lender may require that chattel paper constituting Collateral shall be on forms approved by Lender. Debtor shall promptly mark all chattel paper constituting Collateral, and all copies, to indicate conspicuously the Lender's interest and, upon request, deliver them to Lender.

     (i) United State contracts. If any accounts or contract rights constituting Collateral arose out of contracts with the United States or any of its departments, agencies or instrumentalities, Debtor will notify Lender and execute writings required by Lender in order that all money due or to become due under such contracts shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.

     (j) Modifications. Without the prior written consent of Lender, Debtor shall not alter, modify, extend, renew or cancel any accounts or chattel paper constituting Collateral or any Collateral constituting part of the Debtor's borrowing base.

     (k) Returns and repossessions. Debtor shall promptly notify Lender of the return to or repossession by Debtor of goods underlying any Collateral and Debtor shall hold and dispose of them only as Lender directs.


                             7.  RIGHTS OF LENDER

     (a) Authority to perform for Debtor. Upon the occurrence of an event of default or if Debtor fails to perform any of Debtor's duties set forth in this Agreement or in any evidence of or document relating to the Obligations, Lender is authorized, in Debtor's name or otherwise, to take any such action including without limitation signing Debtor's name or paying any amount so required, and the cost shall be one of the Obligations secured by this Agreement and shall be payable by Debtor upon demand with interest from the date of payment by Lender at the highest rate stated in any evidence of any Obligation but not in excess of the maximum rate permitted by law.

     (b) Charging Debtor's credit balance. Unless a lien would be prohibited by law or would render a nontaxable account taxable, Debtor grants Lender, as further security for the Obligations, a security interest and lien in any deposit account Debtor may at any time have with Lender and other money now or hereafter owed Debtor by Lender and, in addition, agrees that Lender may, at any time after the occurrence of an event of default, without prior notice or demand, set-off all or any part of the unpaid balance of the Obligations against any deposit


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balances or other money now or hereafter owed Debtor by Lender.

     (c) Power of attorney. Debtor irrevocably appoints any officer of Lender as Debtor's attorney, with power after an event of default to receive, open and dispose of all mail addressed to Debtor; to notify the Post Office authorities to change the address for delivery of all mail addressed to Debtor to such address as Lender may designate; and to endorse the name of Debtor upon any instruments which may come into Lender's possession. Debtor agrees that Obligations may be created by drafts drawn on Lender by shippers of inventory named in section 3. Debtor authorizes Lender to honor any such draft accompanied by invoices aggregating the amount of the draft and describing inventory to be shipped to Debtor and to pay any such invoices not accompanied by drafts. Debtor appoints any employee of Lender as Debtor's attorney, with full power to sign Debtor's name on any instrument evidencing an Obligation, or any renewals or extensions, or the amount of such drafts honored by Lender and such instruments may be payable at fixed times or on demand, shall bear interest at the rate from time to time fixed by Lender and Debtor agrees, upon request of Lender, to execute any such instruments. This power of attorney to execute instruments may be revoked by Debtor only by written notice to Lender and no such revocation shall affect any instruments executed prior to the receipt by Lender of such notice. All acts of such attorney are ratified and approved and such attorney is not liable for any act or omission or for any error of judgment or mistake of fact or law.

     (d) Non-liability of Lender. Lender has no duty to determine the validity of any invoice, the authority of any shipper named in section 3 to ship goods to Debtor or compliance with any order of Debtor. Lender has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. Debtor releases Lender from any liability for any act or omission relating to the Obligations, the Collateral or this Agreement, except Lender's willful misconduct.


                                  8.  DEFAULT

     Upon the occurrence of one or more of the following events of default:

     Nonperformance. Debtor fails to pay when due any of the Obligations or to perform, or rectify breach of, any warranty or other undertaking by Debtor in this Agreement or in any evidence of or document relating to the Obligations;

     Inability to Perform. Debtor, Debtor's spouse or a surety for any of the Obligation dies, ceases to exist, becomes insolvent or the subject of bankruptcy or insolvency proceedings;


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     Misrepresentation.  Any representation made to induce Lender to extend credit to Debtor, under this Agreement or otherwise, is false in any material respect when made; or

     Insecurity. Any other event which causes Lender in good faith to deem itself insecure; all of the Obligations shall, at the option of Lender and without notice or demand, become immediately payable; and Lender shall have all rights and remedies for default provided by the Wisconsin Uniform Commercial Code, as well as any other applicable law and any evidence of or document relating to any Obligation. With respect to such rights and remedies:

     (a) Repossession. Lender may take possession of Collateral without notice or hearing, which Debtor waives;

     (b) Assembling collateral. Lender may require Debtor to assemble the Collateral and to make it available to Lender at any convenient place designated by Lender;

     (c) Notice of disposition. Written notice, when required by law, sent to any address of Debtor in this Agreement at least 10 calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral is reasonable notice;

     (d) Expenses and application of proceeds. Debtor shall reimburse Lender for any expense incurred by Lender in protecting or enforcing its rights under this Agreement before and after judgment, including, without limitation, reasonable attorneys' fees and legal expenses of taking possession, holding, preparing for disposition and disposing of Collateral. After deduction of such expenses, Lender may apply the proceeds of disposition to the Obligations in such order and amounts as it elects; and

     (e) Waiver. Lender may permit Debtor to remedy any default without waiving the default so remedied, and Lender may waive any default without waiving any other subsequent or prior default by Debtor.


                              9.  INTERPRETATION

     The validity, construction and enforcement of this Agreement are governed by the internal laws of Wisconsin. All terms not otherwise defined have the meanings assigned to them by the Wisconsin Uniform Commercial Code. Invalidity of any provision of this Agreement shall not affect the validity of any other provision. This Agreement is intended by Debtor and Lender as a final expression of this Agreement and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Agreement. This Agreement may not be supplemented or modified except in writing.


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                                        Portfolio Technology Services,
                                        Inc. (SEAL)
                                        a Colorado corporation


                                        By:  /s/  Scott A. MacKillop
                                                  President




Address:  555 17th Street               By:
          14th Floor
          Denver, Colorado 80202
(County)  Denver